Exhibit 99.9

FOR IMMEDIATE RELEASE		July 29, 2004
Media Contact:	Paul Reynolds, (602) 250- 5656	Page 1 of 1
Analyst Contacts:	Rebecca Hickman, (602) 250-5668
Lisa Malagon, (602) 250-5671
Web site:	www.pinnaclewest.com

PINNACLE WEST REPORTS 2004 SECOND QUARTER EARNINGS

PHOENIX — Pinnacle West Capital Corporation (NYSE: PNW) today reported consolidated net income for the quarter ended June 30, 2004, of $71 million, or $0.78 per diluted share of common stock. This result compares with net income of $56 million, or $0.61 per diluted share, for the same quarter a year ago.

On-going consolidated earnings in the second quarter of 2004 were $50 million, or $0.55 per share, compared with $56 million, or $0.61 per share in the comparable 2003 quarter. On-going earnings exclude a gain of $21 million after income taxes, or $0.23 per share, from the second quarter 2004 sale of the Company’s interest in the Phoenix Suns professional basketball team partnership.

On-going earnings were adversely impacted by new generating plants placed in service in 2003 and 2004 which have not been given rate treatment and higher replacement power costs due to unplanned plant outages.

“Operationally, we have dealt with several events this summer which have tested the strength of our system and our people” said Pinnacle West Chairman Bill Post. “Our people have performed admirably and decisions over the last few years to expand both our generation and transmission systems have allowed us to meet the state’s growing demand.”

For more information on Pinnacle West’s operating statistics and earnings, please visit http://www.pinnaclewest.com/main/pnw/investors/financials/quarterly/default.html.

Conference Call
Pinnacle West invites interested parties to listen to the live webcast of management’s conference call to discuss the Company’s 2004 second quarter earnings and recent developments at 12 noon (ET) today, July 29, 2004. The webcast can be accessed at www.pinnaclewest.com/main/pnw/investors/presentations/default.html and will be available for replay on the web site for 30 days. To access the live conference call by telephone, dial (877) 356-3961 and enter reservation number 8376241. A replay of the call also will be available until 12 midnight (ET), Thursday, August 5, 2004, by calling (800) 642-1687 in the U.S. and Canada or (706) 645-9291 internationally and entering reservation number 8376241.

PINNACLE WEST SECOND QUARTER EARNINGS	July 29, 2004

Pinnacle West is a Phoenix-based company with consolidated assets of approximately $9.8 billion. Through its subsidiaries, the Company generates, sells and delivers electricity and sells energy-related products and services to retail and wholesale customers in the western United States. It also develops residential, commercial, and industrial real estate projects.

PINNACLE WEST CAPITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
( in thousands, except per share amounts)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	June 30,		June 30,
	2004	2003	2004	2003
Operating Revenues
Regulated electricity segment	$519,929	$498,751	$935,393	$878,429
Marketing and trading segment	115,240	101,175	203,623	217,881
Real estate segment	67,300	57,189	118,893	97,877
Other revenues	20,217	26,187	39,146	41,758

Total	722,686	683,302	1,297,055	1,235,945

Operating Expenses
Regulated electricity segment purchased power and fuel	151,642	116,227	240,253	185,616
Marketing and trading segment purchased power and fuel	94,120	81,398	161,884	179,006
Operations and maintenance	140,245	141,519	278,901	274,636
Real estate segment operations	62,605	53,942	110,295	94,101
Depreciation and amortization	104,241	107,076	205,745	212,474
Taxes other than income taxes	32,532	28,149	62,862	56,645
Other expenses	16,141	22,509	32,584	31,730

Total	601,526	550,820	1,092,524	1,034,208

Operating Income	121,160	132,482	204,531	201,737

Other
Allowance for equity funds used during construction	2,184	—	4,186	—
Other income	36,541	2,698	47,953	8,353
Other expense	(4,067)	(5,157)	(10,012)	(9,288)

Total	34,658	(2,459)	42,127	(935)

Interest Expense
Interest charges	44,854	51,117	95,210	98,968
Capitalized interest	(4,120)	(11,231)	(9,031)	(21,210)

Total	40,734	39,886	86,179	77,758

Income From Continuing Operations Before Income Taxes	115,084	90,137	160,479	123,044
Income Taxes	44,027	35,248	59,654	48,002

Income From Continuing Operations	71,057	54,889	100,825	75,042
Income From Discontinued Operations - Net of Income Tax Expense	313	1,253	701	6,398

Net Income	$71,370	$56,142	$101,526	$81,440

Weighted-Average Common Shares Outstanding - Basic	91,315	91,258	91,304	91,257
Weighted-Average Common Shares Outstanding - Diluted	91,400	91,450	91,391	91,402
Earnings Per Weighted-Average Common Share Outstanding
Income From Continuing Operations - Basic	$0.78	$0.60	$1.10	$0.82
Net Income - Basic	$0.78	$0.62	$1.11	$0.89
Income From Continuing Operations - Diluted	$0.78	$0.60	$1.10	$0.82
Net Income - Diluted	$0.78	$0.61	$1.11	$0.89

Certain prior year amounts have been restated to conform to the 2004 presentation.